Exhibit 99.1

MFS California Insured Municipal Fund Announces Revisions to Investment Objective and Strategies

BOSTON (December 21, 2007) – The Board of Trustees of MFS California Insured Municipal Fund* (AMEX: CCA) has approved changes to the investment objective and policies of the fund. Effective December 21, 2007, CCA’s current investment objective of seeking “current income exempt from regular federal income tax and California state personal income tax” will be revised to provide that CCA will seek “high current income exempt from federal income tax and California personal income tax, but may also consider capital appreciation.” CCA’s principal investment strategies are described below.

Significant items to note in connection with the changes include:

•	CCA will continue to invest, under normal market conditions, at least 80% of its net assets in municipal instruments covered by insurance.

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CCA will continue to invest, under normal market conditions, at least 80% of its net assets in debt securities the interest of which, in the opinion of counsel or other authority is exempt from federal regular income tax and California personal income tax.

•	Percentage limitations on certain types of investments have been eliminated to allow the portfolio manager more flexibility to invest in appropriate securities.

•	Certain limitations on the fund’s ability to invest in derivatives have been removed.

CCA’s principal investment strategies, as revised effective December 21, 2007, are described below:

Principal Investment Strategies

MFS normally invests at least 80% of the fund’s net assets in municipal instruments covered by insurance guaranteeing the timely payment of principal and interest.

The fund invests, under normal market conditions, at least 80% of its net assets in debt securities the interest of which in the opinion of issuer counsel (or other reputable authority) is exempt from federal regular income tax and California personal income tax. This policy may not be changed without shareholder approval. Interest from the fund’s investments may be subject to the federal alternative minimum tax.

MFS invests a high percentage of the fund’s assets in municipal issuers of California.

MFS primarily invests the fund’s assets in investment grade debt instruments, but may also invest in lower quality debt instruments.

MFS may invest 25% or more of the fund’s total assets in municipal instruments that finance similar projects, such as those relating to education, healthcare, housing, utilities, water or sewers. Municipal instruments whose interest is exempt from federal and state personal income tax include instruments issued by U.S. territories and possessions (such as Puerto Rico the fund’s assets in municipal instruments whose interest is exempt from federal and state personal income tax, MFS may also invest in taxable instruments.

MFS may use derivatives for different purposes, including to earn income and enhance returns, to increase or decrease exposure to a particular market, to manage or adjust the risk profile of the fund, or as alternatives to direct investments.

MFS uses a bottom-up investment approach in buying and selling investments for the fund. Investments are selected primarily based on fundamental analysis of instruments and their issuers in light of current market, economic, political, and regulatory conditions. Factors considered may include the instrument’s credit quality, collateral characteristics, and indenture provisions, and the issuer’s management ability, capital structure, leverage, and ability to meet its current obligations. Quantitative analysis of the structure of the instrument and its features may also be considered.

MFS California Insured Municipal Fund is advised by MFS Investment Management. MFS manages $204 billion in assets on behalf of more than 5 million individual and institutional investors worldwide as of September 30, 2007. The company traces its origins to 1924 and the creation of America’s first mutual fund.

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*Formerly Colonial California Insured Municipal Fund

This announcement is not a prospectus, circular or representation intended for use in the purchase or sale of Trust shares. Shares of the Trust are not FDIC-insured and are not deposits or other obligations of, or guaranteed by, any bank. Shares of the Trust involve investment risk, including possible loss of principal. For more complete information about the Trust, including risks, charges, and expenses, please see the Trust’s annual and semi annual shareholder report or contact your financial adviser.

The Trust is a closed-end investment product. Shares of the Trust are only available for purchase/sale on the NYSE at the current market price. Shares may trade at a discount to NAV.

MFS Fund Distributors, Inc.

500 Boylston St., Boston, MA 02109

Contacts:	12870.1
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Shareholders or Advisors (investment product information):

Jed Koenigsberg, 617-954-5697

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John Reilly, 617-954-5305, or Dan Flaherty, 617-954-4256